EXHIBIT 10.130

CASH COMPENSATION FOR

NON-MANAGEMENT DIRECTORS OF THE REGISTRANT

As of March 15, 2007, non-management directors of Mechanical Technology Incorporated (the "Registrant") receive a cash retainer of $12,000 per year and are reimbursed for reasonable travel and related expenses. The retainer is paid in four equal quarterly installments. In addition, 1) non-management directors receive options to purchase 20,000 shares of the Company's common stock , 2) the Chairman of the Audit Committee receives additional options to purchase 7,500 shares of the Company's common stock, 3) members of the Audit Committee each receive additional options to purchase 3,750 shares of the Company's common stock, 4) the Chairman of the Compensation, Nominating and Governance Committee receives additional options to purchase 5,000 shares of the Company's common stock, and 5) members of the Compensation, Nominating and Governance Committee each receive additional options to purchase 2,500 shares of the Company's common stock. All options are issued to directors on the date of the Annual Meeting and are priced based on the closing price of the Company's stock on the Nasdaq Global Market System on the date of grant and are immediately vested.